Exhibit 99.1

NEWS

RELEASE

Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2191

For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Increases Defense Market Penetration with Acquisition of DME Corporation

•	Diversifies product lines and technologies into test, measurement and simulation equipment

•	Adds niche market of airline safety equipment and airport lighting

•	Increases penetration in military and defense markets

EAST AURORA, NY, January 29, 2009 – Astronics Corporation (NASDAQ: ATRO) today announced that it has entered into a definitive agreement to purchase 100% of the stock of DME Corporation, a provider of weapons and communications test equipment, training and simulation devices and aviation safety solutions. DME, a privately-held company founded in 1976, has two operating divisions that employ about 350 employees including professional technicians and electrical, mechanical and software engineers. The company had unaudited revenue of approximately $86 million in 2008.

DME’s Orlando, Florida-based Test, Training and Simulation Division, which represents approximately 80% of DME’s total revenue, designs, develops, manufactures and maintains communications and weapons test systems and training and simulation devices for the U.S Department of Defense and various branches of the armed forces, foreign military operations and prime defense contractors.

The Fort Lauderdale, Florida-based Aviation Safety Division provides safety and survival products and airfield lighting, approach and navigational lighting aids for commercial and government aviation markets. This division is a supplier to the FAA and airport authorities for approach lighting systems and precision approach path indicator lights. It is also a leader in the niche market it serves for survival aviation products to major aircraft manufacturers and commercial airlines around the world.

Peter J. Gundermann, President and CEO of Astronics, commented, “The addition of DME diversifies the products and technologies we currently offer and improves our market balance by increasing our military and defense content. We believe that this is an excellent strategic fit for us because of the parallels with our military and aerospace business and the experience that Astronics AES had in the electronics test equipment market prior to being acquired by Astronics in 2005. Like us, DME serves specific, well-defined markets and customers, provides highly-engineered products and has built a brand on quality, service and innovative designs. DME’s management and workforce have extensive experience and technical capabilities, strong relationships with their customers and a culture that we expect will be a great fit with ours.”

The acquisition is scheduled to close on January 30, 2009.

Webcast and Teleconference

Astronics Corporation will host a teleconference to discuss the acquisition on Friday, January 30, 2009, at 8:00 a.m. ET.

The Astronics conference call can be accessed the following ways:

•	The live webcast can be found at www.astronics.com. Participants should go to the website
10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562, and entering conference ID number 311765 approximately 5 – 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415, and entering conference ID number 311765 and account number 3055. The telephonic replay will be available from 11:00 a.m. on the day of release until 11:59 p.m. ET Friday, February 6, 2009.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.

For more information on Astronics and its products, visit its website at www.Astronics.com.

ABOUT DME CORPORATION

DME Corporation located in Fort Lauderdale, Florida, is a manufacturer of electronic equipment and systems with capabilities ranging from contract manufacturing to comprehensive product development programs. DME has expertise in aircraft safety, airport systems, test systems, and other electronic / electromechanical assemblies. DME has over 30 years experience in the aviation business. For more information on DME, visit the company’s website at www.dmecorp.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.